Exhibit 99.2

Avalo Therapeutics, Inc. Announces Pricing of $27.5 Million Public Offering of Common Stock

WAYNE, Pa. and ROCKVILLE, Md., Sept. 14, 2021 – Avalo Therapeutics, Inc. (“Avalo” or the “Company”) (Nasdaq: AVTX), a leading clinical-stage precision medicine company that discovers, develops, and commercializes targeted therapeutics for patients with significant unmet clinical need in immunology, immuno-oncology, and rare genetic diseases, announced today that it has entered into an underwriting agreement with Jefferies LLC and RBC Capital Markets, LLC under which the underwriters agreed to purchase, on a firm commitment basis, 12,500,000 shares of common stock of the Company, at a public offering price of $2.20 per share (the “Public Offering Price”). The offering is expected to close on or about September 17, 2021, subject to customary closing conditions.

Jefferies and RBC Capital Markets are acting as joint book-running managers for the offering.

The Company has also granted to the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of common stock at the Public Offering Price to cover over-allotments in the sales of the shares of common stock, if any. The gross proceeds to Avalo from this offering, before deducting underwriting discounts and commissions and estimated offering expenses and excluding any exercise of the underwriters’ option to purchase additional shares of common stock, are expected to be approximately $27.5 million. Assuming the full exercise of the over-allotment option, total gross proceeds to Avalo would be approximately $31.6 million. Avalo intends to use the net proceeds of the offering for working capital and other general corporate purposes.

The shares of common stock described above are being offered by Avalo pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254000), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 8, 2021 and declared effective by the SEC on March 19, 2021, and the accompanying prospectus contained therein. The offering of the shares of common stock is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained on the SEC’s website at http://www.sec.gov or by contacting Jefferies LLC at 520 Madison Avenue, 2nd Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, by e-mail at prospectus_department@jefferies.com or by calling (877) 547-6340; and RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098 or by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

Before investing in the offering, you should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Avalo has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about Avalo and the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the shares of common stock described herein, nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Avalo Therapeutics

Avalo Therapeutics is a leading clinical-stage precision medicine company that discovers, develops, and commercializes targeted therapeutics for patients with significant unmet clinical need in immunology, immuno-oncology, and rare genetic diseases. The Company has built a diverse portfolio of innovative therapies to deliver meaningful medical impact for patients in urgent need. The Company’s clinical candidates commonly have a proven mechanistic rationale, biomarkers and/or an established proof-of-concept to expedite and increase the probability of success.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the completion of the public offering, the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Avalo’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Avalo's cash position and the potential need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; and those other risks detailed in Avalo’s filings with the SEC. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For investor inquiries
Chris Brinzey
Westwicke, an ICR Company
chris.brinzey@westwicke.com
339-970-2843

or

Schond L. Greenway
Investor Relations
Chief Financial Officer
Avalo Therapeutics, Inc.
sgreenway@avalotx.com
610-522-6200

For media inquiries

Robert Stanislaro or Helen O’Gorman
FTI Consulting
robert.stanislaro@fticonsulting.com
helen.o’gorman@fticonsulting.com
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